Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF MERGER, WHICH MERGES:

"SPA-E, ACQUISITION CORP.", A DELAWARE CORPORATION,

WITH AND INTO "SPA E, INC." UNDER THE NAME OF "SPA E, INC.", A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF FLORIDA, AS RECEIVED AND FILED IN THIS OFFICE THE TWENTY-SEVENTH DAY OF FEBRUARY, A.D. 2007, AT 6:49 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

4308510 8100M

070246199

SECRETARY'S OFFICE 1793 DELAWARE 1865

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

AUTHENTICATION: 5472888

DATE: 03-01-07

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:58 PM 02/27/2007
FILED 06:49 PM 02/27/2007
SRV 070246199 - 4271753 FILE

ARTICLES OF MERGER

OF

SPA E, INC.
(a Florida corporation)

And

SPA-E, ACQUISITION CORP.
(a Delaware corporation)

The undersigned, being an officer of Spa E, Inc.,

DOES HEREBY CERTIFY:

FIRST: That the name and state of incorporation of each of the constituent corporations of the merger are as follows:

Name	State of Incorporation
Spa E, Inc.	Florida
Spa-E, Acquisition Corp.	Delaware

SECOND: That an Agreement and Plan of Merger dated as of January 18, 2007, between the parties to the merger, setting forth the terms and conditions of the merger, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of the General Corporation Law of the State of Delaware.

THIRD: That the name of the surviving corporation of the merger is Spa E, Inc.

FOURTH: That the Certificate of Incorporation of the surviving corporation shall be the Certificate of Incorporation of Spa E, Inc.

FIFTH: That the executed Agreement and Plan of Merger is on file at the principal place of the surviving corporation. The address of the principal place of business of the surviving corporation is 2428 Southwest 27th Terrace, Miami, FL 33133.

SIXTH: That the Corporation hereby agrees that that it may be served with process in Delaware in any proceeding for enforcement of any obligation of any constituent corporation of Delaware, as well as for enforcement of any obligation of the surviving corporation arising from the merger, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to § 262 of DGCL, and shall irrevocably appoint the Secretary of State of Delaware as its agent to accept service of process in any such suit or other proceedings and with a copy of such process mailed to the Company at 2428 Southwest 27th Terrace, Miami, FL 33133

SIXTH: That a copy of the Agreement and Plan of Merger will be furnished by the

surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Merger on this 23rd day of January 2007.

Spa E, Inc.

By: ______________________
Ronny Yakov
Director of Corporate Finance